Praxair, Inc. and Subsidiaries

EXHIBIT 10.01

PRAXAIR, INC.
PLAN FOR DETERMINING PERFORMANCE-BASED
AWARDS UNDER SECTION 162(m)

SECTION 1.Purpose. The purpose of the Praxair, Inc. Plan for Determining Performance-Based Awards Under Section 162(m) (the “Plan”) is to establish a plan with criteria for administering and determining awards to be made to certain of Praxair, Inc.’s (the “Company”) senior executives by the Company under a Long Term Incentive Plan or Variable Compensation Plan of the Company, each of which shall be considered a sub-plan under this Plan, so that such awards qualify as “performance-based compensation” within the meaning of Section 162(m).

SECTION 2.Eligible Employees. Any “executive officer” of the Company, as such term is defined for purposes of Section 16 of the Securities and Exchange Act of 1934, shall be eligible for designation as a Participant for Performance Awards determined under this Plan.

SECTION 3.Definitions. The following terms utilized in this Plan shall have the following meanings:

“Board” means the Board of Directors of the Company.
“Committee” shall mean the Compensation and Management Development Committee of the Board or any other Committee designated by the Board for the purpose of administering this Plan so long as each of the members comprising the Committee is an “outside director” within the meaning of Section 162(m).
“Long Term Incentive Plan” shall mean any Praxair, Inc. long-term incentive compensation plan or program adopted by the Board that does not otherwise contain provisions qualifying awards thereunder as “performance-based compensation” within the meaning of Section 162(m).
“Participant” shall mean for a Performance Award related to a calendar year or Performance Period, each eligible employee who is designated as a Participant for such a year or period by the Committee in accordance with Section 8 herein.
“Performance Award” shall mean a right to receive an annual incentive payment or an incentive payment over a longer Performance Period pursuant to the terms and conditions of the Plan.
“Performance Measures” shall mean for a Performance Period one or more of the business criteria set forth in Section 6 herein.

“Performance Period” shall mean a one-year period or such longer period as determined by the Committee.
“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time (“Code”).
“Section 409A” shall mean Section 409A of the Code and the regulations promulgated thereunder, all as amended from time to time.
“Variable Compensation Plan” shall mean any Praxair, Inc. variable compensation plan, or other annual award program adopted by the Board.
SECTION 4.Effective Date. This Plan shall be effective as of January 1, 2016, subject to approval of its material terms (as defined in Section 162(m)) by the stockholders of the Company no later than the first meeting of stockholders to take place in 2016.

SECTION 5.Performance Awards; Maximum Award.

5.1.For each Performance Period, each Participant may be eligible to receive a Performance Award pursuant to a Variable Compensation Plan or Long Term Incentive Plan in an amount determined by the Committee as provided in this Plan. To the extent permitted by the Variable Compensation Plan or the Long Term Incentive Plan, the payment of Performance Awards may be made in cash, common stock or restricted stock of the Company, or a combination thereof, which common stock or restricted stock shall be granted under the Long Term Incentive Plan. To the extent a Performance Award is payable in common stock of the Company, such common stock shall be issued under the 2009 Praxair, Inc. Long Term Incentive Plan, effective April 22, 2014, as may be amended from time to time, or any successor plan thereto.

5.2.Notwithstanding any provisions of the Plan to the contrary, the maximum Performance Award payable to any Participant for any Performance Period shall not exceed the lesser of: (i) $6,000,000 times the length of the Performance Period in years; and (ii) the applicable per-participant limit, if any, set forth in the Variable Compensation Plan or Long Term Incentive Plan, as applicable. In no event shall any Performance Award amount determined by the Committee as provided in this Plan, when aggregated with all other awards payable pursuant to the applicable Variable Compensation Plan or Long Term Incentive Plan for the applicable Performance Period, exceed any applicable aggregate limit set forth in that Variable Compensation Plan or Long Term Incentive Plan, as applicable.

SECTION 6.Performance Measures.

6.1     For any Performance Period, the Committee may designate one or more of the business criteria (“Performance Measures”) set forth in this Section 6 for use in determining the amount of a Performance Award for an individual in relation to such Performance Period. Performance Measures designated for any Participant during a Performance Period may be different from those designated for other Participants during such Performance Period as the Committee may determine. To the extent applicable to any Performance Measure, the Committee may specify a Performance Measure in relation to total Company performance or in relation to the performance of one or more subsidiary, division or business unit of the Company.

6.2    Performance Measures for purposes of this Plan shall mean any of the following:

a.	Net earnings or net income (before or after taxes);

b.	Earnings per share (basic or diluted);

c.	Net sales;

d.	Revenue growth;

e.	Operating profit;

f.	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

g.	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

h.	Earnings before or after taxes, interest, depreciation, and/or amortization;

i.	Gross or operating margins;

j.	Productivity ratios;

k.	Share price (including, but not limited to, growth measures and total shareholder return);

l.	Expense targets;

m.	Margins;

n.	Operating efficiency;

o.	Market share;

p.	Working capital targets;

q.	Economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

r.	Objective safety measures.

Any Performance Measure(s) may be used to measure the performance of the Company and/or any subsidiaries, divisions or business units of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select share price as a Performance Measure as compared to various stock market indices.
SECTION 7.Performance Goals.

7.1    For each Performance Measure designated by the Committee, the Committee shall designate a specific, measurable threshold, target and/or maximum (“Performance Goal”) against which actual performance is to be measured for purposes of determining the amount of any Performance Award; provided that any such designation would not subject any Performance Award to the deduction limitations of Section 162(m).

7.2    A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to: (1) percentage growth; (2) absolute growth; (3) cumulative growth; (4) performance in relation to an index; (5) performance in relation to peer company performance; (6) a designated absolute amount; (7) percent of sales; and (8) per share of common stock outstanding. In addition, the Committee may provide that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs and impairments; (b) gain/loss on sale of assets; (c) litigation or claim judgments or settlements (including insurance proceeds); (d) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (e) any reorganization and restructuring programs; (f) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders and/or other public filings for the applicable year; (g) acquisitions or divestitures; (h) foreign exchange gains and losses; and (i) the effect of any materially adverse and unforeseen market conditions beyond the control of the Company and its subsidiaries, employees, officers and directors. Such inclusions or exclusions shall be prescribed in a form that meets the requirements of Section 162(m).

SECTION 8.Determination and Payment of Awards.

8.1    No later than ninety (90) days after the commencement of a Performance Period, the Committee shall designate or approve for the Performance Awards relating to such Performance Period: (i) the individuals who will be Participants, if any; (ii) the Performance Measures; (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Performance Award; (iv) the Performance Goals and payout matrix or formula for each Performance Measure; and (v) the maximum Performance Award, and if applicable, the threshold and/or target Performance Award, for each Participant.

8.2    Following the end of a Performance Period, the Committee shall determine the Performance Award for each Participant by comparing actual performance for each measure against the payout matrix approved for such Performance Period, multiplying the payout percentage from the payout matrix for each Performance Measure by the appropriate weighting factor, and, if applicable, summing the weighted payout percentages and multiplying their overall payout percentage by the Participant’s target Performance Award.

8.3    Notwithstanding anything contained in this Plan to the contrary, the Committee, in its sole discretion, may reduce any Performance Award for any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Performance Award.

8.4    As a condition to the right of a Participant to receive a Performance Award, the Committee shall first certify, by resolution of the Committee, that the Performance Award has been determined in accordance with the provisions of this Plan.

8.5    If, during a Performance Period, a Participant terminates employment for any reason, the Committee, in its discretion, may provide that the Participant (or his or her beneficiary) receive, after the end of such Performance Period, all or any portion of the Performance Award related to such Performance Period to which the Participant would otherwise have been entitled, provided, however, that to the extent the Performance Award constitutes deferred compensation under Section 409A, the Committee may not exercise discretion under this Section 8.5 unless the requirements of Section 409A have been satisfied.

8.6    Performance Awards for a Performance Period shall be determined in accordance with this Section 8 as soon as practicable after such Performance Period and shall be paid no later than the applicable 2½ month period under Treasury Regulation Section 1.409A-1(b)(4) unless deferred as provided in Section 8.7 hereof.

8.7    The Committee may, in its sole discretion, permit a Participant to defer payment of any Performance Award under the terms and conditions of any applicable deferred compensation arrangement.

8.8    The Company shall withhold from any Performance Award or payments determined under this Plan any amount of Federal, state, local or foreign withholding taxes due in respect of a Performance Award, its deferral or payment. The Company may, to the extent permitted by applicable law (including Section 409A of the Code), offset against any payments to be made to a Participant under the Plan any amounts owing to the Company or any of its subsidiaries from the Participant for any reason.

8.9    Participation in this Plan does not preclude Participants from participation in any other benefit or compensation plans or arrangements of the Company.

SECTION 9.Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan. The Committee shall have the authority in its discretion to determine: (i) which executive officers shall be eligible to receive Performance Awards; (ii) the amount and terms and conditions of any such Performance Awards; (iii) the objectives and the other terms and conditions of such Performance Awards, including the Performance Measures and Performance Goals, targets and other terms and conditions of a Performance Award; and (iv) whether Performance Measures and Goals have been achieved. Determinations by the Committee under the Plan, including without limitation, determinations of the Participants, the amount and timing of Performance Awards and the terms and provisions of Performance Awards, need not be uniform and may be made selectively among Participants. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Performance Award in the manner and to the extent it shall deem desirable to carry it into effect. All such interpretations, rules, regulations and determinations shall be final, conclusive and binding on all persons (including the Company and Participants) and for all purposes.

SECTION 10.Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

SECTION 11.Amendment or Termination. The Committee may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Performance Award for which Performance Goals have been established but which has not yet been earned or paid, subject to any requirement for shareholder approval imposed by applicable law or regulation, including Section 162(m) of the Code, and the listing requirements of the New York Stock Exchange or any other exchange upon which the Company’s securities are listed.

SECTION 12.No Assignment. The rights hereunder, including without limitation rights to receive a Performance Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of a Performance Award shall be payable only to such Participant. A Participant, however, may designate in writing at any time and from time to time one or more beneficiaries to receive, in the event of the Participant’s death, the payment of any award determined pursuant to Section 8 herein or any deferred Performance Award; provided that such designation is received by the Company prior to such death.

SECTION 13.The Company. For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

SECTION 14.Stockholder Approval. The material terms of the Plan shall be subject to approval by the stockholders of the Company no later than the first meeting of stockholders to take place in 2016.

SECTION 15.No Right to Employment. Neither the designation of an employee as a Participant nor the determination of the amount of any Performance Award shall be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary of the Company.

SECTION 16.Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Connecticut and applicable federal law.

SECTION 17.No Trust. Neither the Plan nor any Performance Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Performance Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 18.Section 162(m). It is the intention of the Company that all awards determined in accordance with this Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

SECTION 19.Section 409A. It is the intention of the Company that all awards determined in connection with this Plan be exempt from, or comply with the requirements of, Section 409A and the terms of the Plan hereunder shall be interpreted and construed in accordance with such requirements, and if any Plan provision is found to prevent an award from being exempt from Section 409A or to cause an award subject to Section 409A to violate that Section, such Plan provision shall be deemed amended so that such award is exempt from Section 409A or complies with Section 409A, as applicable.

SECTION 20.Severability. Notwithstanding any other provision of the Plan, if any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or award, or would disqualify the Plan or any award under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such award shall remain in full force and effect.

SECTION 21.Recovery of Previous Awards. All Performance Awards or payments made to any, all or any class of Participants with respect to any Performance Period are subject to forfeiture and recoupment under the Company’s applicable clawback/recapture or similar policy(ies), if any, as in effect from time to time, and as required under applicable law.